Exhibit 3(a)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PPL ELECTRIC UTILITIES CORPORATION

ARTICLE I.

           The name of the Corporation is

PPL ELECTRIC UTILITIES CORPORATION

ARTICLE II.

           The location and post office address of the registered office of the Corporation in this Commonwealth is

Two North Ninth Street
Allentown, Pennsylvania 18101

ARTICLE III.

           The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and do any lawful act concerning, any or all lawful business for which a corporation may be incorporated under said Business Corporation Law, including but not limited to:

           1.           The supply of light, heat or power to the public by means of electricity or by any other means.

           2.           The production, generation, manufacture, transmission, storage, distribution or furnishing of artificial or natural gas, electricity or steam or air conditioning or refrigerating services, or any combination thereof to or for the public.

           3.           The diverting, pumping or impounding of water for the development or furnishing of hydroelectric power to or for the public.

           4.           The transportation of artificial or natural gas, electricity, petroleum or petroleum products or water or any combination of such substances for the public.

           5.           The diverting, developing, pumping, impounding, distributing or furnishing of water from either surface or subsurface sources to or for the public.

           6.           Manufacturing, processing, owning, using and dealing in personal property of every class and description, engaging in research and development, the furnishing of services, and acquiring, owning, using and disposing of real property of every nature whatsoever.

ARTICLE IV.

           The term for which the Corporation is to exist is perpetual.

ARTICLE V.

           The aggregate number of shares which the Corporation shall have authority to issue is 190,629,936 shares, of which 170,000,000 are shares of Common Stock, without nominal or par value.

ARTICLE VI.

           The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class shall be as follows:

Division A - PREFERRED STOCK

The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.

Division B - COMMON STOCK

           SECTION 1.  Dividends and Shares in Distribution on Common Stock.

                                (A)           Subject to the rights of the holders of any Preferred Stock, the Common Stock alone shall receive all further dividends and shares upon liquidation, dissolution, winding up or distribution.

                                (B)           A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed a distribution of assets of the Corporation within the meaning of any provision of this Article VI.

           SECTION 2.  Voting Rights.  Except as otherwise provided in these Amended and Restated Articles of Incorporation, each share of the Preferred Stock and the Common Stock shall be equal in voting power and shall entitle the holder thereof to one vote upon any question presented to any shareholders’ meeting, it being hereby agreed and declared that a majority in number of shares, regardless of the class to which such shares may belong, is a majority in value or in interest within the meaning of any statute or law requiring the consent of shareholders holding a majority in interest or a greater amount in value of stock of the Corporation.

Division C - GENERAL

           SECTION 1.  Pre-emptive Rights.  The Corporation may issue or sell shares, option rights, or securities having conversion or option rights for money or otherwise without first offering them to shareholders of any class or classes.

           SECTION 2.  Redemption.  Any shares of Preferred Stock and the Common Stock which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares, without designation as to series.

           SECTION 3.  Convertibility.  Unless otherwise provided in the terms of a series of Series Preferred Stock or Preference Stock or otherwise in these Amended and Restated Articles of Incorporation, the shares of each of Preferred Stock and the Common Stock, respectively, shall not be convertible into shares of any other class or classes or into any other securities of the Corporation.

ARTICLE VII.

           A majority of the directors may amend, alter or repeal the Bylaws, subject to the power of the shareholders to change such action; provided, however, that any amendment, alteration or repeal of, or the adoption of any provision inconsistent with, Sections 3.01, 3.01.1, 3.04, 3.05, or 3.13 of the Bylaws, if by action of the shareholders, shall be only upon the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast, and if by action of the directors, shall be only upon the approval of two-thirds of the directors.

ARTICLE VIII.

           These Amended and Restated Articles of Incorporation may be amended in the manner from time to time prescribed by statute and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that, notwithstanding the foregoing (and in addition to any vote that may be required by law, these Amended and Restated Articles of Incorporation or the Bylaws), the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Articles VII or VIII of these Amended and Restated Articles of Incorporation.

ARTICLE IX.

           The following provisions of the Business Corporation Law of 1988 shall not be applicable to the Corporation: 15 Pa.C.S. § 2538 (relating to approval of transactions with interested shareholders) and 15 Pa.C.S. Subchapter E (relating to control transactions).

ARTICLE X.

           [Reserved]

ARTICLE XI.

           Uncertificated Shares.  Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

ARTICLE XII.

           No shareholder of the Corporation and no creditor of any shareholder of the Corporation shall have any claim on the assets of the Corporation except to the extent of any dividends or other distributions declared by the Board of Directors or otherwise expressly provided for by these Articles of Incorporation or the Business Corporation Law of the Commonwealth of Pennsylvania.